Exhibit 23.4

November 21, 2006

To the Board of Directors

Full House Resorts, Inc.

4670 So. Fort Apache Road, Suite 190

Las Vegas, Nevada 89147

Members of the Board:

I hereby consent to the reference of me under the caption of “Legal Matters” in the Registration Statement on Form SB-2 #333 -136341 for Full House Resorts, Inc. In giving such consent, I do not admit that I come within the category of persons whose consent is required under, and I do not admit that I am an “Expert” for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Barth F. Aaron
Barth F. Aaron
General Counsel

4670 South Fort Apache Road, Suite 190 ♦ Las Vegas, Nevada 89147 ♦ (702) 221-7800 ♦ Fax (702) 221-8101